EXHIBIT 10(d)

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                    BELL, BOYD & LLOYD
               THREE FIRST NATIONAL PLAZA
           70 WEST MADISON STREET, SUITE 3300
              CHICAGO, ILLINOIS  60602-4207
                      312 372-1121
                     FAX 312 372-2098

                      April 18, 1997


Stein Roe Investment Trust
One South Wacker Drive, #3500
Chicago, Illinois  60606-4685

Ladies and Gentlemen:

                 Stein Roe Investment Trust

     We have acted as counsel for Stein Roe Investment
Trust (the "Trust") in connection with the registration under the Securities Act of 1933 (the "Act") of an indefinite number of shares of beneficial interest (the "Shares") of the series of the Trust designated Stein Roe Growth Opportunities Fund (the "Fund") in registration statement no. 33-11351 on form N-1A (the "Registration Statement").

     In this connection we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the agreement and declaration of trust (the "Trust Agreement") and by-laws (the "By-laws") of the Trust, actions of the board of trustees of the Trust authorizing the issuance of shares of the Fund and the Registration Statement.

     We assume that, upon sale of the Shares, the Trust will receive the authorized consideration therefor, and that such consideration will in each case at least equal the net asset value and par value of the Shares.

     Based on such examination, we are of the opinion that the Trust is authorized to issue an unlimited number of Shares, and that, when the Shares are issued and sold after the post-effective amendment to the Registration Statement has been declared effective and the authorized consideration therefor has been received by the Trust, the Shares so issued will be validly issued, fully paid and nonassessable (although shareholders of the Fund may be subject to liability under certain circumstances as described in the statement of additional information of the Trust relating to the Fund included as Part B of the Registration Statement under the caption "Declaration of Trust").

     In rendering the foregoing opinion, we have relied upon the opinion of Ropes & Gray expressed in their letter to us dated April 17, 1997.

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Stein Roe Investment Trust
April 18, 1997
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We consent to the filing of this opinion as an exhibit to the
Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.

                             Very truly yours,

                             BELL, BOYD & LLOYD